UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2007

Starwood Hotels & Resorts Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Westchester Avenue, White Plains, New York		10604
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 640-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Terms for Bruce Duncan

On May 24, 2007, Starwood Hotels & Resorts Worldwide, Inc. (the "Company") and Bruce W. Duncan reached an agreement on the terms of his employment as Chief Executive Officer on an interim basis.

The agreement has an initial term of one year, with automatic one year renewals, unless either party provides the other with at least thirty days prior written notice that the term shall not be extended. Under the agreement, Mr. Duncan’s annual base salary is $1,000,000, retroactive to April 1, 2007 and he will be eligible to receive a bonus upon the achievement of certain performance goals from those enumerated in the Company's stockholder approved Annual Incentive Plan for certain executives, subject to his inclusion in the plan by the Compensation and Options Committee. The target bonus is $2,000,000. Mr. Duncan will not receive remuneration for serving as a director while he is also serving as Chief Executive Officer.

Under the agreement, Mr. Duncan received an award of 14,742 shares of restricted stock and 44,225 options with an exercise price on $67.835 on May 24, 2007, the date the Board approved the terms of the agreement. The restricted stock will vest 50% on the third anniversary of the award and 50% on the fourth anniversary of the award, provided that 50% of such award shall vest if Mr. Duncan’s employment as CEO is terminated by the Company without cause (including if a new CEO is hired) or by Mr. Duncan for good reason. The options will become exercisable as to one fourth of the number of shares subject thereto on each anniversary of the date of grant, provided that 50% of such award shall vest if Mr. Duncan’s employment as CEO is terminated by the Company without cause (including if a new CEO is hired) or by Mr. Duncan for good reason.

The agreement provides that Mr. Duncan is entitled to participate in certain benefit plans of the Company as well as to receive certain travel and other benefits in connection with his services to the Company. The agreement also provides that in addition to Mr. Duncan’s office at the Company’s headquarters in White Plains, New York, the Company will maintain an office in the Chicago area for Mr. Duncan.

If Mr. Duncan’s employment is terminated by the Company without cause or by Mr. Duncan for good reason, the Company shall pay Mr. Duncan as a severance benefit (A) his unpaid base salary and provided that he has served as CEO for at least three months, his pro-rated bonus through the date of termination, (B) 50% of his outstanding options and restricted stock would accelerate and vest on the date of termination and (C) all options and restricted stock granted to Mr. Duncan would continue to vest in accordance with their terms with service as a member of the Board counting as continued service with the Company for vesting purposes. If Mr. Duncan is terminated without cause or resigns for good reason within 12 months following a change in control, Mr. Duncan shall be entitled to receive (A) his unpaid base salary and provided that he has served as CEO for at least three months, his pro-rated bonus through the date of termination, (B) an amount of cash equal to three times the sum of his base salary and target bonus and (C) all options and restricted stock would vest. If Mr. Duncan’s employment is terminated by the Company for cause or by Mr. Duncan without good reason, Mr. Duncan will receive his unpaid base salary through the date of termination.

Mr. Duncan will also receive additional payments equal to any excise tax and related income tax incurred as a result of any payments made by the Company that would not have been imposed absent such payments (including excise taxes on change in control payments made to Mr. Duncan) sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.
The term sheet outlining the employment terms between the Company and Mr. Duncan is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Amendment to Long Term Incentive Compensation Plan

On May 24, 2007, an amendment to the Company Long Term Incentive Plan was approved. Pursuant to the amendment, Section 10.1 of the LTIP has been amended to provide that the Committee can set the annual grant for directors in restricted stock, stock awards, restricted stock units, options, stock appreciations rights and/or performance units. Previously, the LTIP provided that the annual grant would be in the form of options. The amendment also increased the retainer for serving as a director from $50,000 to $80,000. In light of the increase in the retainer, the Committee eliminated the per meeting fees previously paid to directors. The director’s fees will be increased effective July 1, 2007. The form of amendment is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

On May 30, 2007, the Company filed Articles of Amendment and Restatement with the Department of Assessments and Taxation of Maryland. The Articles of Amendment and Restatement, amended and restated the Company’s charter to, among other things, delete certain provisions which were no longer necessary following the consummation of the transaction with Host Hotels & Resorts pursuant to which, among other things, Starwood Hotels & Resorts, a real estate investment trust and then subsidiary of the Company was merged into a subsidiary of Host Hotels & Resorts.

Item 9.01 Financial Statements and Exhibits.

10.1 Term Sheet for Employment Terms of Bruce W. Duncan as Chief Executive Officer.

10.2 Form of Amendment to the 2004 Long Term Incentive Compensation Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

May 31, 2007	By:	Kenneth S. Siegel

Name: Kenneth S. Siegel
Title: Chief Administrative Officer & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Term Sheet for Employment Terms of Bruce W. Duncan as Chief Executive Officer
10.2	Form of Amendment to the 2004 Long Term Incentive Compensation Plan